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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                            IMX PHARMACEUTICALS, INC.

      The above corporation (the "Corporation") existing pursuant to Corporation law of the State of Utah, desiring to give notice of corporate action effectuating the restatement of its Articles of Incorporation, set forth the following facts:

                                    ARTICLE I
                                  INCORPORATION

      The date of incorporation of the Corporation is June 2, 1982

                                   ARTICLE II
                                      NAME

      The name of the Corporation following this restatement is:

                            IMX PHARMACEUTICALS, INC.

                                   ARTICLE II
                                    DURATION

      The duration of this Corporation is perpetual.

                                   ARTICLE III
                                    PURPOSES

      The purpose or purposes for which this corporation is organized are:

      (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Utah.

      (b) To act as an exclusive distributor in the United States and a number of foreign countries of certain pharmaceutical products. The products distributed by the Company include an over-the-counter products related to the treatment of eczema and a pain reliever for muscle and joint related discomforts. In addition, the Corporation has the exclusive marketing rights to a line of topical therapeutic skin care products.
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      (c) To do each and every thing necessary suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at any time may appear conducive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to he same extent as natural persons might or could do in any part of the world as principles, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

                                   ARTICLE IV
                                      STOCK

      The total number of shares of stock, which the Corporation shall have the authority to issue is 51,000,000 shares of stock which shall be classified as follows:

      (i) 50,000,000 shares of Common Stock, $.001 par value per share; and

      (ii) 1,000,000 shares of Preferred Stock, $.001 par value per share, which may be issued from time to time in one or more series. The number of shares, the stated value and dividend rate, if any, of each such series and the preferences and relative, participating and special rights and the qualifications, limitations or restrictions shall be fixed in the case of each series by resolution of the Board of Directors at the time of issuance subject in all cases to the laws of the State of Utah applicable thereto, and set forth in a Certificate of Designation filed and recorded with respect to each series in accordance with the laws of the State of Utah.

      The Corporation shall have the authority to issue 200,000 shares of Series A Convertible Preferred Stock ("Series A Preferred") which shall have the following preferences and rights, qualifications, limitations and restrictions:

      1. Voting Rights. Except as otherwise provided by law, the holders of Series A Preferred, by virtue of their ownership thereof, shall be entitled to cast the number of votes per share thereof on each matter submitted to the Corporation's shareholders for voting which equals the number of votes which could be cast by the holders of the number of shares of Common Stock into which such shares of Series A Preferred could be converted pursuant to Section 4 hereof immediately prior to the taking of such vote. Such vote shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided by law. The Series A Preferred shall not have cumulative voting rights.

      2. Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time any Series A Preferred shall be outstanding, the holders of the then outstanding Series A Preferred shall have a preference against the property of the Corporation available for distribution to the holders of the Corporation's equity securities equal to the amount of $25.00 per share, together with an amount equal to all unpaid dividends accrued thereon to the date of payment of such preference (the "Preferential


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Amount"), whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board of Directors. In addition, the holders of the Series A Preferred shall be entitled to receive a participating share of any further assets available for distribution to holders of Common Stock, whether by reason of declared and unpaid dividends or otherwise, which participating share shall be the same as that which such holders would have been entitled to receive if, on the record date for determining the recipients of such distributions, such holders were the holders of record of the number of shares of Common Stock into which the outstanding shares of Series A Preferred were then convertible. In the event the assets of the Corporation available for distribution to the holders of shares of the Series A Preferred upon dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the immediately preceding portions of this paragraph, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with or junior to the shares of the Series A Preferred and any other class of shares ranking on a parity with the Series A Preferred, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

      3. Dividends. Holders of record of shares of Series A Preferred, out of funds legally available therefor, shall be entitled to receive dividends on their shares, which dividends shall accrue at the rate per share of 8% per annum of the stated amount of $25.00 ($2.00 per share per year for each full year) commencing on the date of issuance, in cash or, at the option of the Corporation, by the issuance of that number of whole shares of Series A Preferred computed by dividing the amount of the dividend by the stated amount of $25.00, dated the date such dividend is payable. Dividends on shares of Series A Preferred shall be cumulative, and no dividends or other distributions shall be paid or declared and set aside for payment on the Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred until full cumulative dividends on all outstanding shares of Series A Preferred shall have been paid or declared and set aside for payment. Dividends shall be payable in arrears at the rate of $.50 per share for each full calendar quarter on each March 31, June 30, September 30 and December 31 of each calendar year, to the holders of record of the Series A Preferred as they appear on the stock record books of the Corporation on such record dates not more than sixty (60) nor less than ten (10) days preceding the payment dates thereof, as shall be fixed by the Board of Directors of Directors of the Corporation or a duly authorized committee thereof; provided, however, that the initial dividend for the Series A Preferred shall accrue for the period commencing the date of issuance through June 30, 1997. If, in any quarter, insufficient funds are available to pay such dividends as are then due and payable with respect to the Series A Preferred and all other classes and series of capital stock ranking in parity thereof (or such payment is otherwise prohibited by provisions of the Utah Revised Business Corporation Law as then in effect), such funds (or shares of Series A Preferred) as are legally available to pay such dividends shall be paid to the holders of the Series A Preferred and to the holders of such other classes and series of capital stock, on a pro rata basis, in accordance with the rights of each such holder, and the balance of accrued but undeclared and/or unpaid dividends shall be declared and paid on the next succeeding dividend date to the extent that funds (or shares of Series A Preferred) are then legally available for such


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purpose. Each reference herein to the Common Stock includes each other class or series of capital stock, if any, ranking junior to the Series A Preferred that may be authorized form time to time.

      4. Conversion.

            (A) General. For the purposes of conversion, the Series A Preferred shall be valued at $25.00 per share ("Value"), and, if converted, the Series A Preferred shall be converted into ten (10) shares of Common Stock (the "Conversion Stock") at the price per share of Conversion Stock of $2.50 ("Common Stock Conversion Price"), subject to adjustment pursuant to the provisions of this Section 4, and ten (10) Common Stock Purchase Warrants (the "Common Stock Purchase Warrants"), exercisable until July 10, 2002, at a price per Common Stock Purchase Warrant of $6.50 ("Common Stock Purchase Warrant Price"), subject to adjustment pursuant to the provisions of this Section 4.

            (B) Right to Conversion. At any time from and after the date of issuance, any holder of the Series A Preferred shall have the right, at such holder's option, to convert such shares into Conversion Stock and Common Stock Purchase Warrants, if such Warrants are still then exercisable. If, by operation of the adjustment provisions of this Section 4, the number of shares of Common Stock issuable upon conversion of the Series A Preferred shall change, then the number of Common Stock Purchase Warrants to be issued together with the shares of Common Stock shall change similarly, so that the number shall stay the same as the number of shares of Common Stock to be issued.

            (C) Method of Exercise; Payment; Issuance of new Series A Preferred; Transfer and Exchange. The conversion right granted by Section 4(B) hereof may be exercised, in whole or in part, by the surrender of the stock certificate or stock certificates representing Series A Preferred to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) accompanied by written notice of election to convert against delivery of that number of whole shares of Common Stock and Common Stock Purchase Warrants as shall be computed by dividing (1) the aggregate Value of the Series A Preferred so surrendered by (2) the Common Stock Conversion Price in effect at the time of such surrender. At the time of conversion of a share of Series A Preferred, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends accrued thereon to the date of conversion, or at the Corporation's option additional shares of Common Stock calculated based on the assumption that the unpaid dividends were satisfied by the issuance of additional shares of Series A Preferred which were surrendered for conversion, whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board of Directors. Each Series A Preferred stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series A Preferred granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of such exercise shall be delivered to such holder forthwith, along with a Common Stock Purchase Warrant Certificate, and (ii) unless the Series A Preferred has been fully converted, a new Series A Preferred stock certificate,


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representing the Series A Preferred not so converted, if any, shall also be delivered to such holder forthwith. The stock certificates for the shares of Common Stock and Common Stock Purchase Warrants so purchased shall be dated the date of such surrender and the holder making such surrender shall be deemed for all purposes to be the holder of the shares of Common Stock and Common Stock Purchase Warrants so purchased as of the date of such surrender.

            (D) Mandatory Conversion. On March 31, 1999, all shares of Series A Preferred outstanding, not previously converted into Common Stock, and Common Stock Purchase Warrants shall be converted without any further action on the part of the Corporation or the holders of such Series A Preferred ("Mandatory Conversion") into a number of shares of Common Stock and Common Stock Purchase Warrants as shall be computed by dividing (1) the aggregate Value of the Series A Preferred so surrendered by (2) the sum of the Conversion Price in effect at the time of such surrender. At the time of Mandatory Conversion, the Corporation shall pay in cash to each holder thereof an amount equal to all unpaid dividends accrued thereon to the date of Mandatory Conversion, or at the Corporation's option additional shares of Common Stock calculated based on the assumption that the unpaid dividends were satisfied by the issuance of additional shares of Series A Preferred which were surrendered for conversion, whether or not funds of the Corporation are legally available therefor and whether or not declared by the Board of Directors. Notice shall be mailed within ten (10) days after March 31, 1999, by the Corporation to each holder of Series A Preferred by first-class mail, postage prepaid, to such holder's most current address shown on the books of the Corporation. Such notice shall specify the date on which Mandatory Conversion occurred and call upon such holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares of Series A Preferred so converted. In the event of Mandatory Conversion, the Corporation shall forthwith transmit to each holder of Series A Preferred upon surrender of the certificate(s) representing such shares, stock certificates for the shares of Common Stock and warrant certificates representing the Common Stock Purchase Warrants issued as a result thereof, the date of Mandatory Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock and Common Stock Purchase Warrants as of the date of Mandatory Conversion.

            (E) Stock Fully Paid; Reservation of Shares. All shares of Common Stock which may be issued upon conversion of Series A Preferred will, upon issuance, by duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series A Preferred is outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Series A Preferred then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of Series A Preferred shall be proportionately increased.


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            (F) Adjustment of Conversion Price and Number of Shares. The number of shares of Common Stock issuable upon conversion of Series A Preferred and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                  (1) Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding Common Stock issuable upon conversion of Series A Preferred (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or combination), or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of outstanding Common Stock issuable upon such conversion) the rights of the holders of the outstanding Series A Preferred shall be adjusted in the manner described below:

                        (a) In the event that the Corporation is the surviving corporation, the Series A Preferred shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion thereof the holder of the Series A Preferred being converted shall procure, in lieu of each share of Common Stock theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of one share of Common Stock issuable upon such conversion had conversion occurred immediately prior to such reclassification, change, consolidation or merger. The Series A Preferred shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this clause (a) shall apply in the mane manner to successive reclassifications, changes, consolidations and mergers.

                        (b) In the event that the Corporation is not the surviving corporation, the surviving corporation shall, without payment of any additional consideration thereof, issue new Series A Preferred, providing that upon conversion thereof, the holder thereof shall procure in lieu of each share of Common Stock theretofore issuable upon conversion of the Series A Preferred, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of one share of Corporation issuable upon conversion of the Series A Preferred had such conversion occurred immediately prior to such reclassification, change, consolidation or merger. Such new Series A Preferred shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this clause (b) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

                  (2) Subdivision or Combination of Shares. If the Corporation, at any time while any of the Series A Preferred is outstanding, shall subdivide or combine its


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Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or if the Corporation shall take a record of holders of its Common Stock for the purpose of a subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Corporation shall take a record of holders of this Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

                  (3) Certain Dividends and Distributions. If the Corporation, at any time while any of the Series A Preferred is outstanding, shall:

                        (a) Stock Dividends. Pay a dividend payable in Common Stock, effect a stock split or make any other distribution of Common Stock in respect of its Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend, stock split or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying the Conversion Price theretofore in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend, stock split or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend, stock split or distribution (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend, stock split or distribution); or

                        (b) Liquidating Dividends, Etc. Make a distribution of its property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the Articles of Incorporation and the laws of the State of Utah, the holders of the Series A Preferred shall, upon conversion thereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of shares of Common Stock of the Corporation receivable upon such conversion, had they been the holders of record of such Common Stock on the record date for such distribution and an appropriate provision therefor shall be made a part of any such distribution.

            (G) Notice of Adjustments. Whenever the Conversion Price shall be adjusted pursuant to Subsection 4(F) hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Security or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to each holder of


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Series A Preferred at its address shown on the books of the Corporation. The
Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

            (H) Fractional shares. No fractional shares of Common Stock shall be issued in connection with any conversion of Series A Preferred, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

            (I) No Reissuance of Series A Preferred. No shares of Series A Preferred which have been converted into Common Stock shall be reissued by the Corporation; provided however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series and may thereafter be issued as a share of Preferred Stock not designated Series A Preferred."

                                    ARTICLE V
                           MANNER OF ADOPTION AND VOTE

      These Amended and Restated Articles of Incorporation do not contain an amendment requiring shareholder approval and the board of directors adopted the restatement.

      IN WITNESS WHEREOF, the undersigned being the President of said Corporation executes this Amended and Restated Articles of Incorporation and verifies, subject to penalties of perjury that the statements contained herein are true.

DATED: October ____, 1999

                                  IMX PHARMACEUTICALS, INC., a Utah corporation

                                  By: ______________________________________
                                      William A. Forster, President


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